Exhibit 99.1
Contact: James H. Foglesong
Chief Financial Officer
Phone: (219) 873-2608
Fax: (219) 874-9280
Date: July 27, 2006
FOR IMMEDIATE RELEASE
Horizon Bancorp Announces Second Quarter Earnings
Michigan City, Indiana (July 27, 2006) — Horizon Bancorp today announced its unaudited financial results for the quarter and six months ended June 30, 2006. Net income for the second quarter of 2006 was $1.834 million or $.57 per fully diluted share. This compares to $1.680 million or $.53 per fully diluted share for the same quarter of the prior year. Year to date net income was $3.283 million or $1.02 per fully diluted share compared to $2.983 million or $.95 per fully diluted share for the same period of the prior year. This represents a 9.2% increase in quarterly net income and a 10.0% increase for the first six months when compared to the same prior year periods.
Craig M. Dwight, President and Chief Executive Officer stated, “We are pleased to report increased net income despite a declining net interest margin and recognizing a $249 thousand pre-tax loss on investment portfolio restructuring. The acquisition of Alliance Bank, completed in June of 2005, contributed to the increase.”
Net interest income for the quarter ended June 30, 2006 was $7.836 million, an increase of $557 thousand or 7.7% over the same period of the prior year. This increase resulted from an increase in average earning assets from the same quarter of the prior year of $101.2 million or 10.1%. The impact from the growth in earning assets was partially offset by a decline in net interest margin from 3.22% for the second quarter of 2005 to 3.11% in the second quarter of 2006. For the first six months of 2006 net interest income was $15.646 million compared to $14.052 million, an increase of 11.3%. The major factor causing the increase was growth in earning assets, again partially offset by a decline in net interest margin. The net interest margin for the first six months of 2006 was 3.15% compared to 3.24% for the same period of 2005. Contributing to net interest income in the first six months of 2006 was approximately $330 thousand of income, related to commercial loans that were acquired at a discount in the Alliance Bank acquisition and were paid in full during the period. Without this income, the net interest margin would have been 3.09%.
Non-interest income decreased $106 thousand or 4.3% from the second quarter of 2005 and has decreased $355 thousand or 7.5 % for the first six months. The main contributing factors were: (a) a decrease in the gain on sale of loans due to a decline in the volume of loans originated that were available for sale, and (b) a loss on the sale of investment securities of $158 thousand in the first quarter and $91 thousand in the second quarter. In the first six months of 2006, Horizon sold approximately $70 million of low yielding investment securities, recognizing a loss on the these sales. The proceeds from the sale will be used to reduce short-term debt, fund loan growth and reinvest in higher yielding securities. Affecting year-to-date income compared to 2005 was approximately $160 thousand in pre-tax income from the sale of the retail property and casualty insurance lines of Horizon Insurance Services, Inc, in the first quarter of 2005.
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Pg. 2 Cont. Horizon’s 2nd Quarter Earnings
Non-interest expense increased $418 thousand or 6.0% from the second quarter of 2005 and $954 thousand or 6.8% for the first six months. This increase relates primarily to additional on-going expenses related to the Alliance Bank acquisition, which closed in June of 2005, including core deposit intangible amortization of approximately $186 thousand.
On June 30, 2006, Horizon’s total assets were $1.131 billion, compared to $1.128 billion on December 31, 2005. Cash and cash equivalents declined due to a large cash item deposited on the last day of 2005. Investment securities decreased due to the above mentioned security sale. Loans have increased $62 million or 8.6% since December 31, 2005. Growth came in all loan categories except commercial where unanticipated payoffs caused a decline in commercial loans outstanding. Deposits declined, as a large deposit made by a local municipality at year-end 2005 was withdrawn in their normal course of business in early January 2006. Total average deposits for the second quarter of 2006 increased $14 million or 1.8% from the first quarter of 2006. Growth came in certificates of deposit, both consumer and negotiated. This was partially offset by a decline in public fund money market accounts.
Horizon’s allowance for loan losses at June 30, 2006 was $8.8 million, or 1.13% of gross loans, compared to $8.4 million or 1.14% at December 31, 2005. Non-performing assets at June 30, 2006 were $1.4 million, or 0.17% of gross loans, compared to $2.1 million or .28% at December 31, 2005. The decrease in non-performing assets occurred primarily in commercial loans. Year to date net charge-offs total $130 thousand compared to $260 for the same period of the prior year.
Stockholders’ equity totaled $54.6 million at June 30, 2006 compared to $53.5 million at December 31, 2005. At June 30, 2006, the ratio of stockholders’ equity to total assets was 4.83% compared to 4.75% at December 31, 2005. Book value per common share at June 30, 2006 increased to $17.15 compared to $17.01 at December 31, 2005. The increase in stockholders’ equity during the year was the result of net income and the issuance of new shares for the exercise of stock options, offset by dividends declared, a decrease in the market value of investment securities available for sale, and the purchase of treasury stock.
Other items
A full service branch was opened in Elkhart, Indiana during June of 2006. Horizon has operated a loan production office in Elkhart since March of 2004.
Horizon will soon begin construction of a branch in Benton Township, Michigan. This branch is scheduled to open during the first quarter of 2007.
Horizon Bank has signed an agreement to sell substantially all of its mortgage servicing rights, which have a book value of approximately $1.0 million at June 30, 2006. The sale, scheduled to close in the third quarter of 2006, will generate a pre-tax gain of approximately $550 thousand.
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Pg. 3 Cont. Horizons 2nd Quarter Earnings
Horizon Bancorp is a locally owned, independent, bank holding company serving northern Indiana and southwest Michigan. Horizon offers banking, investment and trust services from offices located in Michigan City, LaPorte, Wanatah, Chesterton, Portage, Valparaiso, Elkhart, South Bend and Merrillville, Indiana, and Harbert, New Buffalo, St. Joseph and Three Oaks, Michigan and provides mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached on the World Wide Web at www.accesshorizon.com. Its common stock is traded on the NASDAQ Capital Market under the symbol HBNC.
Statements in this press release which express “belief,” “intention,” “expectation,” and similar expressions, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, such management. Such statements are inherently uncertain and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those contemplated by the forward-looking statements. Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:	Horizon Bancorp James H. Foglesong Chief Financial Officer (219) 873-2608 Fax: (219) 874-9280
# # #

HORIZON BANCORP
Financial Highlights
(Unaudited — dollars in thousands except share and per share data and ratios)

	Three Months Ended:			Six Months Ended:
	June 30,	March 31,	June 30,	June 30,	June 30,
	2006	2006	2005	2006	2005

End of period balances:
Total assets	$1,131,141	$1,072,983	$1,098,613	$1,131,141	$1,098,613
Investment securities	242,262	250,103	301,185	242,262	301,185
Commercial loans	266,999	266,526	261,906	266,999	261,906
Mortgage warehouse loans	106,432	88,871	115,120	106,432	115,120
Real estate loans	198,728	178,236	131,935	198,728	131,935
Installment loans	222,885	204,953	183,723	222,885	183,723
Non-interest bearing deposit accounts	86,427	89,615	75,242	86,427	75,242
Interest bearing transaction accounts	423,335	366,135	358,911	423,335	358,911
Time deposits	330,353	322,160	370,675	330,353	370,675
Short-term borrowings	72,988	76,754	72,712	48,988	72,712
Long-term borrowings	129,027	129,098	132,680	153,027	132,680
Stockholder’s equity	54,627	55,096	52,831	54,627	52,831

Average balances :
Total assets	$1,090,753	$1,065,928	$980,481	$1,078,410	$931,321
Investment securities	240,106	253,523	296,709	246,797	291,312
Commercial loans	265,044	273,043	222,302	269,110	214,147
Mortgage warehouse loans	93,741	79,189	100,852	86,505	99,472
Real estate loans	187,471	169,306	113,042	176,509	105,257
Installment loans	211,489	202,871	163,773	206,596	155,289
Non-interest bearing deposit accounts	79,074	76,715	71,257	77,901	67,401
Interest bearing transaction accounts	345,603	372,758	299,953	366,166	288,845
Time deposits	369,805	330,945	309,594	350,482	299,538
Short-term borrowings	55,142	61,809	65,267	53,817	56,662
Long-term borrowings	158,316	135,329	161,824	149,869	161,764
Stockholder’s equity	55,736	55,483	51,803	55,610	51,675

Per share data:
Basic earnings per share	$0.58	$.46	$0.55	$1.04	$0.98
Diluted earnings per share	0.57	.45	0.53	1.02	0.95
Cash dividends declared per common share	0.14	.14	0.13	0.28	0.26
Book value per common share	17.15	17.31	16.98	17.15	16.98
Market value — high	31.00	32.23	30.00	32.23	31.51
Market value — low	25.16	26.30	24.20	25.16	24.20
Basic average common shares outstanding	3,183,870	3,142,219	3,066,512	3,163,159	3,041,698
Diluted average common shares outstanding	3,209,294	3,202,036	3,157,731	3,205,780	3,149,164

Key ratios:
Return on average assets	0.67%	0.55%	0.69%	0.61%	0.64%
Return on average equity	13.16	10.59	12.97	11.91	11.55
Net interest margin	3.11	3.26	3.22	3.15	3.24
Loan loss reserve to loans	1.13	1.17	1.18	1.13	1.18
Non-performing loans to loans	0.17	0.23	0.29	0.17	0.29
Average equity to average assets	5.11	5.21	5.28	5.16	5.55
Bank only capital ratios:
Tier 1 capital to average assets	7.24%	7.31%	7.61%	7.24%	7.61%
Tier 1 capital to risk weighted assets	10.40	10.83	10.69	10.40	10.69
Total capital to risk weighted assets	11.57	12.05	11.88	11.57	11.88

Horizon Bancorp and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollar Amounts in Thousands)

	June 30,
	2006	December 31,
	(Unaudited)	2005

Assets
Cash and due from banks	$23,407	$39,163
Interest-bearing demand deposits	1	87

Cash and cash equivalents	23,408	39,250
Interest-bearing deposits	1,698	15,735
Investment securities, available for sale	242,262	275,177
Loans held for sale	4,754	2,440
Loans, net of allowance for loan losses of $8,843 and $8,368	786,201	724,366
Premises and equipment	22,550	21,425
Federal Reserve and Federal Home Loan Bank stock	13,014	12,983
Goodwill	5,787	5,787
Other intangible assets	2,594	2,780
Interest receivable	5,365	5,813
Other assets	23,508	22,119

Total assets	$1,131,141	$1,127,875

Liabilities
Deposits
Noninterest bearing	$86,427	$148,127
Interest bearing	753,688	707,439

Total deposits	840,115	855,566
Short-term borrowings	72,988	50,024
Long-term borrowings	129,027	133,609
Subordinated debentures	27,837	27,837
Interest payable	1,442	1,663
Other liabilities	5,105	5,646

Total liabilities	1,076,514	1,074,345

Stockholders’ Equity
Preferred stock, no par value
Authorized, 1,000,000 shares
No shares issued
Common stock, $.2222 stated value
Authorized, 22,500,000 shares
Issued, 4,852,751 and 4,990,206 shares	1,109	1,092
Additional paid-in capital	24,970	24,552
Retained earnings	50,902	48,523
Restricted stock, unearned compensation	—	(760)
Accumulated other comprehensive income (loss)	(5,202)	(2,853)
Less treasury stock, at cost, 1,759,424 and 1,755,158 shares	(17,152)	(17,024)

Total stockholders’ equity	54,627	53,530

Total liabilities and stockholders’ equity	$1,131,141	$1,127,875

Horizon Bancorp and Subsidiaries
Condensed Consolidated Statements of Income
(Dollar Amounts in Thousands, Except Per Share Data)

	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Interest Income
Loans receivable	$13,829	$10,171	$26,602	$19,054
Investment securities
Taxable	2,059	2,485	4,226	4,826
Tax exempt	762	579	1,485	1,150

Total interest income	16,650	13,235	32,313	25,030

Interest Expense
Deposits	5,977	3,656	11,270	6,613
Federal funds purchased and short-term borrowings	592	654	990	827
Long-term borrowings	1,697	1,309	3,347	2,897
Subordinated debentures	548	337	1,060	641

Total interest expense	8,814	5,956	16,667	10,978

Net Interest Income	7,836	7,279	15,646	14,052
Provision for loan losses	225	381	605	711

Net Interest Income after Provision for Loan Losses	7,611	6,898	15,041	13,341

Other Income
Service charges on deposit accounts	778	583	1,464	1,121
Wire transfer fees	103	117	189	206
Fiduciary activities	810	692	1,473	1,319
Commission income from insurance agency	-0-	-0-	-0-	46
Gain on sale of loans	325	478	628	867
Increase in cash surrender value of Bank owned life insurance	118	122	226	236
Loss on sale of securities	(91)		(249)
Other income	336	493	679	970

Total other income	2,379	2,485	4,410	4,765

Other Expenses
Salaries and employee benefits	4,062	4,100	8,296	8,250
Net occupancy expenses	561	486	1,179	1,007
Data processing and equipment expenses	659	525	1,299	1,032
Other expenses	2,143	1,896	4,165	3,696

Total other expenses	7,425	7,007	14,939	13,985

Income Before Income Tax	2,565	2,376	4,512	4,121
Income tax expense	731	696	1,229	1,138

Net Income	$1,834	$1,680	$3,283	$2,983

Basic Earnings Per Share	$.58	$.55	$1.04	$.98

Diluted Earnings Per Share	$.57	$.53	$1.02	$.95